PROSPECTUS                                      Filed Pursuant to Rule 424(b)(4)
                                                Registration Number 333-119981

                                13,003,515 Shares
                               Axeda Systems Inc.

                                  Common Stock

     This prospectus relates solely to the resale of an aggregate of 13,003,515 shares of our common stock that may be sold from time to time by the selling stockholder listed on page 14 of this prospectus. Of these shares:

     o 9,375,000 shares are issuable upon conversion of the principal amount of a secured convertible term note;

     o    2,500,000 shares are issuable upon the exercise of a warrant; and

     o 1,128,515 shares are issuable upon conversion of the interest payable on the secured convertible term note, assuming a weighted average interest rate of 6.75% over the term of the note.

     We issued the secured convertible three-year term note and the warrant to the selling stockholder in a private placement transaction. The selling stockholder identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

     We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder. Upon the exercise of the warrant by payment of cash, however, we will receive the exercise price of the warrant, which is initially $0.53 per share. The warrant also has a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the warrant without paying the exercise price in cash. To the extent we receive any cash upon any exercise of the warrant, we expect to use that cash for general corporate purposes. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholder will pay or assume brokerage commissions and similar charges incurred in connection with the sale of these shares.

     Our common stock is quoted on The NASDAQ SmallCap Market under the symbol "XEDA." On January 11, 2005, the closing price of our common stock as reported by The NASDAQ SmallCap Market was $0.68 per share.

     The mailing address and telephone number of our principal  executive office
is  21  Oxford   Road,   Mansfield,   Massachusetts   02048;   (508)   337-9200.
                                 --------------

     Investing in shares of our common stock involves risks. See "Risk Factors" beginning on page 5 of this prospectus.
                                 --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 12, 2005

You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "Axeda," "we," "us" or "our" refer to Axeda Systems Inc.

                                TABLE OF CONTENTS


                                     Page
                                     ----
Prospectus Summary ................    1
Risk Factors ......................    5
Use of Proceeds ...................   14
Selling Stockholders ..............   14
Plan of Distribution ..............   16
Legal Matters .....................   17
Experts ...........................   17
Forward-Looking Statements ........   17
Where You Can Find More Information   18

The name "Axeda" is a registered trademark of Axeda Systems Inc. Other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section as well as the information incorporated by reference into this prospectus under "Where You Can Find More Information."

                              Axeda(R) Systems Inc.

Axeda develops, markets and sells software products and services used by multiple industries and customers worldwide for Device Relationship Management, or DRM, to access and exploit information hidden within remote machines, devices and facilities. We distribute our DRM products through direct sales to original equipment manufacturers, or OEMs, and enterprise customers, as well as through distributors and value-added resellers. The Axeda DRM system enables manufacturers and service providers to use the Internet to establish and manage continuous connections with devices deployed at their customers' facilities, allowing them to stay in touch with their products throughout their lifecycle, tapping the value of remote device information with new, automated e-service, operations monitoring and e-commerce offerings. Our customers include Global 2000 OEMs in the medical instrument, enterprise technology, printer and copier, industrial machines and building automation industries. Our principal executive offices are located at 21 Oxford Road, Mansfield, MA 02048. Our telephone number is (508) 337-9200. Our website is www.axeda.com. We maintain regional sales and support offices in the United States and France. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.


                                  The Offering

Common stock offered by    13,003,515 shares
the selling stockholder (1)

Common stock to be         45,535,371 shares
outstanding after the
offering (2)

Use of proceeds          We will not receive any of the proceeds from the sale
                         of the shares of our common stock by the selling stockholder. Upon the exercise of the warrant held by the selling stockholder by payment of cash, however, we will receive the exercise price of the warrant, which is initially $0.53 per share. The warrant also has a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the warrant without paying the exercise price in cash. To the extent we receive any cash upon any exercise of the warrant, we expect to use that cash for general corporate purposes. See "Use of Proceeds" on page 14.

NASDAQ SmallCap Market
Symbol                  XEDA

(1) The shares of common stock offered by the selling stockholder consists of 9,375,000 shares of common stock that may be acquired by the selling stockholder upon conversion of the principal amount of a secured convertible term note, an estimated 1,128,515 shares of common stock that may be acquired by the selling stockholder upon conversion of the interest due on the secured convertible term note, assuming a weighted average interest rate of 6.75% over the term of the note, and 2,500,000 shares of common stock that may be acquired by the selling stockholder upon exercise of a warrant, with an initial exercise price of $0.53 per share.

(2) The number of shares of common stock to be outstanding after the offering is based on the number of shares actually outstanding on September 30, 2004, or 32,531,856 shares, and includes all the shares being offered pursuant to this prospectus. The number of shares of common stock to be outstanding after this offering excludes, as of September 30, 2004:

     o 5,609,100 shares of common stock issuable on the exercise of options at a weighted average exercise price of $1.42 per share;

     o 2,696,219 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by this prospectus, at a weighted average exercise price of $1.98 per share;

     o 1,471,114 shares of common stock available for future issuance under our 1999 Stock Incentive Plan; and

     o 101,326 shares of common stock available for future issuance under our 1999 Employee Stock Purchase Plan.

                           Certain Recent Developments

                  Debt Financing with Laurus Master Fund, Ltd.

General
-------
On October 5, 2004, we entered into definitive agreements with Laurus Master Fund, Ltd., or Laurus, pursuant to which we issued to Laurus a secured convertible term note, or the Note, in the principal amount of $4,500,000 convertible into shares of our common stock at a conversion price of $0.48 per share. Pursuant to these agreements, we also issued to Laurus a warrant, or the Warrant, to purchase up to 2,500,000 shares of our common stock at an exercise price of $0.53 per share with a term of five years. The shares of common stock issuable upon conversion of the Note and upon exercise of the Warrant are included in the registration statement on Form S-3 to which this prospectus relates.

Principal and Interest on the Note
----------------------------------
The Note has a term of three years and accrues interest at the prime rate plus 2% per year (6.75% as of October 5, 2004). Interest on the principal amount is payable monthly, in arrears, beginning on November 1, 2004 and on the first business day of each consecutive calendar month thereafter until the maturity date. The minimum monthly principal repayment of $150,000 commences on May 1, 2005, and continues through the October 5, 2007 maturity date.

On a month-by-month basis, if we register the shares of common stock issuable upon conversion of the Note and upon exercise of the Warrant on a registration statement declared effective by the Securities and Exchange Commission, the interest rate on the Note is subject to reduction by 1% for every 25% increase in the market price of our common stock above the conversion price of the Note, but in no event shall the interest rate be less than zero percent.

Mandatory Conversion of Principal and Interest into Shares of Common Stock
--------------------------------------------------------------------------
Under the terms of the Note, Laurus must convert the monthly principal and interest payments into shares of our common stock if the following criteria are met:

     o the average closing price of our common stock as reported by Bloomberg, L.P. on the principal trading exchange or market for our common stock for the five trading days immediately preceding the repayment date is greater than or equal to 110% of the conversion price of the Note (based upon the current conversion price of $0.48, the average closing price would need to be $0.53);

     o the amount of such conversion cannot exceed 25% of the aggregate dollar trading volume of our common stock for the previous 10 trading days;

     o there is an effective registration statement covering the shares of our common stock into which the principal and interest under the Note are convertible or an exemption from registration must be available pursuant to Rule 144 of the Securities Act; and

     o there is no event of default existing under the Note that has not been cured or is otherwise waived in writing by Laurus at Laurus' option.

If these criteria are not met with respect to a portion or all of one of our monthly repayment obligations, then we must pay that portion or all of the monthly principal and interest payment in cash at a rate of 102% of the respective monthly amortization amounts.

Laurus' Option to Convert the Note into Shares of our Common Stock
------------------------------------------------------------------
Laurus also has the option to convert all or a portion of the Note into shares of our common stock at any time, subject to limitations described below, at a conversion price of $0.48 per share, subject to adjustment as described below. The Note is currently convertible into 9,375,000 shares of our common stock, excluding the conversion of any accrued interest. The conversion price is adjustable on a weighted average basis upon certain future issuances of securities by us at a price less than the conversion price then in effect. There are a number of limitations on Laurus' ability to convert the Note and exercise the Warrant. These limitations include:

     o Laurus may not convert the Note or exercise the Warrant for a number of shares that would cause all shares then held by Laurus to exceed 4.99% of our outstanding shares of common stock unless there has been an event of default or Laurus provides us with 75 days prior notice.

     o Laurus has also agreed that it will not convert the Note or exercise the Warrant for more than 6,491,440 shares of common stock at a weighted average exercise price of below $0.47 unless the issuance of the shares has been approved by our stockholders.

     o Finally, Laurus agreed that it would not convert the Note or exercise the Warrant for more than 8,202,012 shares of common stock until our stockholders approved an increase in our authorized number of shares of common stock.

We covenanted that we would promptly call a stockholders meeting to solicit approval of an increase in the number of shares of our common stock authorized for issuance. At our annual meeting of stockholders held on December 30, 2004, our stockholders approved an increase in our authorized number of shares of common stock. We also covenanted that we would promptly call a stockholders meeting to solicit approval of the issuance of more than 6,491,440 shares of common stock at a price of less than $0.47 per share at such time as we would issue more shares at a lower price. The Note is secured by a blanket first priority lien on substantially all of our assets and the assets of some of our U.S. subsidiaries, and by a pledge of the stock of some of our U.S. subsidiaries.

Our Option to Prepay the Note in Cash
-------------------------------------

We may prepay the Note in cash at any time by paying 120% of the principal amount then outstanding, together with accrued but unpaid interest thereon, on or before October 5, 2006, or by paying 115% of the principal amount then outstanding, together with accrued but unpaid interest thereon, after October 5, 2006.

Events of Default
-----------------
Upon an event of default under the Note, Laurus may demand repayment at a rate of 120% of the outstanding principal and interest amount of the Note if it occurs on or before October 5, 2006 and at a rate of 115% of the outstanding principal and interest amount of the Note if it occurs after October 5, 2006. If the Note remains outstanding after an event of default that is not cured, the interest rate increases to 1.5% per month. Events of default include:

     o    a failure to make payments under the Note when due;
     o    a material breach of the transaction documents by us;
     o    bankruptcy related events;
     o    a change of control transaction without prior approval; and
     o    events of default under other agreements to which we are a party.

Registration Rights with Respect to Common Stock Issuable upon Conversion of the Note and Exercise of the Warrant
--------------------------------
We are obligated to file a registration statement on Form S-3 (or if Form S-3 is not available, another appropriate form) registering the resale of shares of our common stock issuable upon conversion of the Note and exercise of the Warrant. If the registration statement is not timely filed or declared effective within the time frame described, if the registration statement is suspended other than as permitted in the Registration Rights Agreement, or if our common stock is not listed for three consecutive trading days, we are obligated to pay Laurus additional cash fees. The cash fees are 1.5% of the original principal amount of the Note for each 30 day period in which we fail to take these actions. The shares of common stock issuable upon conversion of the Note and upon exercise of the Warrant are included in the registration statement on Form S-3 to which this prospectus relates. See "Selling Stockholders" on page 14.

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

                      Risk Factors Specific to our Business

THE NASDAQ STOCK MARKET RECENTLY NOTIFIED US THAT IT INTENDS TO DELIST OUR COMMON STOCK FROM THE NASDAQ SMALLCAP MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE AND YOU MAY EXPERIENCE A DECLINE IN YOUR ABILITY TO TRADE OUR STOCK.

We received a letter from the staff of The NASDAQ Stock Market, or Nasdaq, notifying us that the staff had determined that our common stock would be delisted from The Nasdaq SmallCap Market at the opening of business on January 19, 2005 because of our failure to comply with Marketplace Rule 4310(c)(2)(B), which requires us to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. We are entitled, and plan, to appeal NASDAQ's decision to delist our common stock. We also have not maintained a minimum closing bid price of $1.00 as required by Marketplace Rule 4310(c)(4). If our appeal to the listing qualifications panel with respect to the delisting notification is unsuccessful, or if our appeal is successful but we are unable to maintain our listing on The Nasdaq SmallCap Market due to our inability to comply with the minimum bid price requirement or other applicable NASDAQ listing requirements, our common stock will be delisted from The Nasdaq SmallCap Market and we will likely seek to list our common stock on the OTC Bulletin Board or another quotation system, market or exchange for which we could then qualify. We cannot guarantee, however, that if we are unable to maintain our listing on The NASDAQ SmallCap Market, we would be eligible for listing on the OTC Bulletin Board or another quotation system, market or exchange, or, that if we do become listed on the OTC Bulletin Board or another quotation system, market or exchange that there would be no interruption in the trading of our common stock or that we would be able to maintain our listing on such quotation system, market or exchange. If our common stock is not listed on any quotation system, market or exchange we could incur penalties under certain agreements to which we are a party, including under the terms of our agreements relating to the convertible promissory notes and warrants we issued to Laurus on October 5, 2004 which provide for penalties if our stock is not listed for more than three consecutive trading days. In addition, if our common stock is delisted from The Nasdaq SmallCap Market, or if our common stock is not listed on any other quotation system, market or exchange for any period, the market price of our common stock could decline and you may experience difficulty in trading our stock, regardless of whether we are able to list our common stock on another quotation system, market or exchange.

WE MAY NOT HAVE SUFFICIENT FUNDS TO REPAY OUR OBLIGATIONS TO LAURUS WHEN THEY BECOME DUE.

If we are not able to repay the principal and interest on the Laurus Note in shares of our common stock, we may not have sufficient funds to repay Laurus when our debt obligations to Laurus become due. Laurus must convert the monthly principal and interest into shares of our common stock if the following criteria are met:

     o the average closing price of our common stock as reported by Bloomberg, L.P. on the principal trading exchange or market for our common stock for the five trading days immediately preceding the repayment date is greater than or equal to 110% of the conversion price of the Note (based upon the current conversion price of $0.48, the average closing price would need to be $0.53);

     o the amount of such conversion cannot exceeding 25% of the aggregate dollar trading volume of our common stock for the previous 10 trading days;

     o there is an effective registration statement covering the shares of our common stock into which the principal and interest under the Note are convertible or an exemption from registration must be available pursuant to Rule 144 of the Securities Act; and o there is no event of default existing under the Note that has not been cured or is otherwise waived in writing by Laurus at Laurus' option.

In addition, we will not be able to issue more than 6,491,440 shares of common stock at a weighted average exercise price of below $0.47 unless these issuances are approved by our stockholders.

Accordingly, we may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional equity or debt securities or the sale of assets. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these sources on favorable economic terms or at all. We have also granted Laurus a right of first refusal on any debt or equity financings that we complete before October 3, 2005. This may impede our ability to secure additional funding because it may discourage third parties from making an offer that Laurus may match. If we are unable to obtain funds to repay this indebtedness, we may be forced to dispose of assets or take other actions on disadvantageous terms, which could result in losses and could have a material adverse effect on our financial condition and results of operations.

THE TERMS OF OUR DEBT OBLIGATIONS TO LAURUS SUBJECT US TO THE RISK OF FORECLOSURE ON SUBSTANTIALLY ALL OF OUR ASSETS.

To secure the payment of all obligations owed to Laurus, we have granted to Laurus a security interest in, and lien upon, substantially all of our property and assets. The occurrence of an event of default under any of our obligations could subject us to foreclosure by Laurus on substantially all of our assets to the extent necessary to repay any amounts due. Any defaults and resulting foreclosure would have a material adverse effect on our financial condition.

WE HAVE NEVER BEEN PROFITABLE AND MAY NEVER ACHIEVE PROFITABILITY IN THE FUTURE.

We had a net loss of approximately $6.4 million for the nine months ended September 30, 2004. To date, we have not achieved operating profitability on an annual basis. We have invested and continue to invest significant resources in product development, selling and marketing, services and support and administrative expenses. To achieve profitability, we will need to increase revenues and/or reduce expenses significantly. We cannot assure you that our revenues will grow or that we will achieve or maintain profitability in the future.


OUR FUTURE SUCCESS DEPENDS UPON THE ACCEPTANCE OF OUR DRM SYSTEM SOLUTIONS.

Our future growth will be driven by sales of Axeda DRM systems and related services. We acquired eMation, Ltd., or eMation, a private Israeli company, in December 2001. eMation was founded in 1988 and historically derived its main source of revenues from its industrial automation products. We offer the Axeda DRM system and also continue to separately sell the Axeda Supervisor, Axeda @aGlance/IT, Axeda Web @aGlance and Axeda FactorySoft OPC to support our industrial automation business.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

Competition in the market for DRM solutions is emerging and expected to grow stronger. We expect that competition will increase in the near term and that our primary long-term competitors may not yet have entered the market. Our future competitors may have significantly more personnel or greater financial, technical, marketing and other resources than either our current competitors or we do. Also, due to our present financial condition, customers and current and potential partners may decide not to conduct business with us or may reduce or terminate the business they conduct with us. Furthermore, our future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, future competitors may have greater name recognition and more extensive customer bases that they can leverage. Increased competition could result in price reductions, fewer customer orders, reduced gross profit margins and loss of market share, any of which could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL ADVANCES.

The process of remotely extracting and managing information from intelligent devices will likely be characterized by rapid technological change, frequent new product introductions and emerging industry standards. We also expect that the rapid evolution of Internet-based applications and standards, as well as general technology trends such as changes in or introductions of operating systems will require us to adapt our products to remain competitive. Our products could become obsolete and unmarketable if we are unable to quickly adapt to new technologies or standards. To be successful, we will need to develop and introduce new products and product enhancements that respond to technological changes, evolving industry standards and other market changes and developments in a timely manner and on a cost-effective basis. Although we plan to continue to spend substantial amounts on research and development in the future, we cannot assure you that we will develop new products and product enhancements successfully or that our products will achieve broad market acceptance. Our failure to respond in a timely and cost-effective manner to new and evolving technologies and other market changes and developments could have a material adverse effect on our business.

OUR SALES CYCLE FOR DRM SYSTEMS IS LONG AND MAY BE CYCLICAL AND WE TYPICALLY RELY ON LARGE CONTRACTS FROM RELATIVELY FEW DRM CUSTOMERS, WHICH MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE.

Our sales cycle is lengthy and may be subject to business cycles. Our DRM systems sales typically involve significant capital investment decisions by prospective customers, as well as a significant amount of time to educate them as to the benefits of our products. As a result, companies spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing our products. It may take up to nine to twelve months or more from the time we first contact a prospective customer before receiving an initial order. The length of our DRM systems sales cycle may also depend on a number of additional factors, including but not limited to the following:

     o    the complexities of the problems our solutions address;

     o the breadth of the solution required by the customer, including the technical, organizational and geographic scope of the license;

     o    the sales channel through which the solution is sold;

     o    the economic conditions in the United States and abroad; and

     o    any other delays arising from factors beyond our control.

Furthermore, our software license revenues may result from a relatively small number of sales, some of which may generate disproportionately large revenues.

VARIATIONS IN THE LENGTH OF OUR SALES CYCLES COULD CAUSE REVENUES TO FLUCTUATE GREATLY FROM PERIOD TO PERIOD.

Because we have typically recognized a substantial portion of our software revenue in the last month of a quarter, any delay in the licensing of our products could cause significant variations in our revenue from quarter to quarter. These fluctuations could cause our operating results to suffer in some future periods because our operating expenses are relatively fixed over the short term and we devote significant time and resources on prospective clients.

A VARIATION IN THE CONVERSION OF OUR REVENUE PIPELINE TO CONTRACTS COULD ADVERSELY AFFECT OUR REVENUES AND ABILITY TO FORECAST OPERATIONS.

Our revenue pipeline estimates may not consistently correlate to actual revenues in a particular quarter or over a longer period of time. There has been a shift in industry-wide buying patterns for enterprise software, from large up-front purchases to smaller, more frequent purchases over time. A variation in the revenue pipeline or in the conversion of the revenue pipeline into contracts could cause us to plan or budget inaccurately and thereby could adversely affect our business, financial condition or results of operations.

IT MAY BE DIFFICULT, TIME-CONSUMING AND EXPENSIVE FOR OUR CUSTOMERS TO INTEGRATE OUR DRM SOLUTIONS WITH THEIR PRODUCTS, AND THEY MAY BE UNABLE TO DEPLOY THEIR PRODUCTS SUCCESSFULLY OR OTHERWISE ACHIEVE THE BENEFITS ATTRIBUTABLE TO OUR DRM SOLUTIONS.

Our customers often desire to integrate our DRM solutions with their existing products, computer systems and software programs. This can be complex, time-consuming and expensive, and may cause delays in the deployment of our customers' products. As a result, some customers may have difficulty or be unable to integrate our products successfully or otherwise achieve the benefits attributable to our products. Delayed or ineffective integration of our DRM solutions may limit our ability to expand our revenues, and may result in customer dissatisfaction, causing harm to our reputation.

WE HAVE UNDERTAKEN A NUMBER OF MEASURES TO REDUCE OUR OPERATING EXPENSES AND THESE AND OTHER EXPENSE REDUCTION MEASURES MAY HAVE NEGATIVE CONSEQUENCES.

Beginning in the second quarter of 2002, we initiated a series of steps designed to consolidate and streamline our operations, and decrease our operating losses and corresponding use of cash, including reducing our number of global offices by 50%, reduced staffing levels by 46% by eliminating or not replacing 96 employees, engaging partners to provide us with variable staffing capabilities to meet peak demand periods and by closely monitoring our infrastructure costs. Although it is not possible to anticipate all potential effects the implementation of these expense control measures will have on us or our development, these activities have and could continue to have a negative effect on our business and operations. The extent and ramifications of these measures will be dependent upon our ability to raise additional financing, the timing of the receipt of financing and the amount of such financing, if any. We continue to evaluate our cost structure, and in the third quarter of 2004 we took additional measures to reduce expenses. We recorded an aggregate of $1.1 million in restructuring charges in the third quarter of 2004 to reduce staffing levels and further consolidate our operations. We currently anticipate further restructuring charges in a lesser amount in the fourth quarter of 2004.

WE ARE DEPENDENT UPON OUR KEY MANAGEMENT FOR OUR FUTURE SUCCESS, AND FEW OF OUR KEY PERSONNEL ARE OBLIGATED TO STAY WITH US.

Our success depends on the efforts and abilities of our senior management and certain other key personnel. Many of our key employees are employed at will. Our business could be harmed if any of these or other key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement.

OUR GROWTH WILL BE LIMITED IF WE ARE UNABLE TO EXPAND OUR INDIRECT DISTRIBUTION SALES CHANNELS.

We currently have relationships with only a limited number of indirect distribution channels, consisting of relationships with independent software vendors, software distributors and system integrators. Nevertheless, we have derived, and we anticipate that we will continue to derive, a significant portion of our revenues from these relationships.

     Our future growth will be limited if:

          o    we fail to work effectively with indirect distribution channels;

          o we fail to increase the number of indirect distribution channels with which we have relationships;

          o the business of one or more of our indirect distribution channels fails; or

          o there is a decrease in the willingness and ability of our indirect distribution channels to devote sufficient resources and efforts to marketing and supporting our products.

If any of these circumstances occurs, we will have to devote substantially more resources to the sales, marketing, distribution, implementation and support of our products than we otherwise would, and our own efforts may not be as effective as those of our indirect distribution channels.

INCREASED SALES THROUGH INDIRECT CHANNELS MAY ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

Even if our marketing efforts through indirect channels are successful and result in increased sales, our average selling prices and operating margins could be adversely affected because of the lower unit prices that we receive when selling through indirect channels.

WE MAY DEPEND ON OUR STRATEGIC PARTNERS AND OTHER THIRD PARTIES FOR SALES AND IMPLEMENTATION OF OUR PRODUCTS. IF WE FAIL TO DERIVE BENEFITS FROM OUR EXISTING AND FUTURE STRATEGIC RELATIONSHIPS, OUR BUSINESS WILL SUFFER.

From time to time, we have collaborated with other companies in areas such as marketing, distribution or implementation. Maintaining these and other relationships is a meaningful part of our business strategy. However, some of our current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. In addition, some of our relationships have failed to meet expectations and may fail to meet expectations in the future. A failure by us to maintain existing strategic relationships or enter into successful new strategic relationships in the future could seriously harm our business, operating results and financial condition.

OUR BUSINESS MODEL DEPENDS UPON LICENSING OUR INTELLECTUAL PROPERTY, AND IF WE FAIL OR ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, OUR BUSINESS COULD BE HARMED.

Our ability to compete depends substantially upon our internally developed technology. We have a program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. However, there can be no assurance that we have taken or will take all necessary steps to protect our intellectual property rights. Our present financial condition may make it more difficult for us to fully enforce our intellectual property rights. If we are not successful in protecting our intellectual property, our business could be substantially harmed. We regard the protection of patentable inventions as important to our business. We currently have one United States patent and eleven United States patent applications pending relating to our DRM business and ten patent applications pending internationally. It is possible that our pending patent applications may not result in the issuance of patents or that our patents may not be broad enough to protect our proprietary rights.

We rely on a combination of laws, such as patent, copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Despite any precautions which we have taken:

     o laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

     o other companies may claim common law or other trademark rights based upon state or foreign law which precede our registration or use of such marks;

     o current federal laws that prohibit software copying provide only limited protection from software pirates, and effective trademark, copyright and trade secret protection may be unavailable or limited in certain foreign countries;

     o policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we are unable to determine the extent to which piracy of our products and trademarks may occur, particularly overseas;

     o certain of our products are licensed under shrink-wrap license agreements that are not signed by licensees and therefore may not be binding under the laws of certain jurisdictions; and

     o tamper-resistant copy protection codes and security buttons may not be successful in preventing unauthorized use of our software.

The laws of other countries in which we market our products might offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which could significantly harm our business.

Any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenues. Infringement claims and lawsuits, such as the complaint we filed on June 30, 2004 against one of our competitors for infringement of our recently issued patent entitled "Reporting the State of an Apparatus to a Remote Computer," are likely to be expensive to resolve and may not be successful, and will require management's time and resources and, therefore, could harm our business.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND REDUCED SALES BECAUSE OF DEFECTS IN OUR PRODUCTS.

Our products are very complex and may contain undetected errors that could harm our reputation, result in product liability or decrease market acceptance of our products. The likelihood of errors is higher when a new product is introduced or when new versions or enhancements are released. Our products are integrated with our customers' networks and software applications. Errors may also arise as a result of defects in the products and systems into which our products are incorporated. We are unable to test our products in each of the applications in which they are designed to work. It is possible that defects could cause our customers to experience device or application failures. We have an extensive quality assurance process in place and procedures to handle customer complaints and deliver bug fixes. Despite our quality assurance process and that of our customers, defects and errors may be found in new products or in new versions or enhancements of existing products after commercial shipment has begun. We may be required to devote significant financial resources and personnel to correct any defects. Known or unknown errors or defects that affect the operation of our products could result in the following, any of which could harm our business:

     o    delay or loss of revenues;
     o    customers could cancel a contract due to defects;
     o    diversion of development resources;
     o    increased product development costs;
     o    damage to our reputation;
     o    delay or diminished market acceptance of our products;
     o    increased service and warranty costs; and
     o    litigation costs.

Although some of our licenses with customers contain provisions designed to limit our exposure to potential product liability claims, these contractual limitations on liability may not be enforceable. In addition, our product liability insurance may not be adequate to cover our losses in the event of a product liability claim resulting from defects in our products and may not be available to us in the future.

SUBSTANTIAL LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS EXISTS IN OUR INDUSTRY.

There is a risk that third-parties, including current and potential competitors and current developers of our intellectual property, will claim that our products, or our customers' products, infringe on their intellectual property rights or that we have misappropriated their intellectual property. Software, business processes and other property rights in our industry might be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Other parties might currently have, or might eventually be issued, patents that infringe on the proprietary rights we use. Any of these third parties might make a claim of infringement against us.

We may be required to pay substantial damages and may be restricted or prohibited from selling our products if it is proven that we have violated the intellectual property rights of others. The defense of infringement claims and lawsuits, regardless of their outcome, would likely be expensive to resolve and could require a significant portion of management's time. We cannot assume that we will prevail in intellectual property disputes regarding infringement, misappropriation or other disputes. Litigation in which we are accused of infringement or misappropriation might cause a delay in the introduction of new products, require us to develop non-infringing technology, require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all, or require us to pay substantial damages, including triple damages if we are held to have willfully infringed a third party's intellectual property. If a successful claim of infringement was made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

In addition, rather than litigating an infringement matter, we may determine that it is in our best interests to settle the matter. The terms of a settlement may include the payment of damages and our agreement to license technology in exchange for a license fee and ongoing royalties. These fees may be substantial. If we are forced to take any of the actions described above, defend against any claims from third parties or pay any license fees or damages, our business could be harmed.

WE HAVE RECEIVED NOTICES OF CLAIMS RELATED TO OUR FORMER PC PRODUCTS (OR DIGITAL
MEDIA   PRODUCTS)   REGARDING  THE  ALLEGED   INFRINGEMENT   OF  THIRD  PARTIES'
INTELLECTUAL PROPERTY RIGHTS THAT MAY CAUSE US TO PAY DAMAGES.

Some third parties claim to hold patents covering various aspects of digital television, or DTV, high-definition television, or HDTV, and digital versatile disk, or DVD, technology incorporated into our former PC products and our former PC customers' digital media products and have claimed that various aspects of DTV, HDTV and DVD technology incorporated into our and our customers' digital media products infringe upon patents held by them, including the following:

     o A group of companies formed a consortium known as MPEG-LA to enforce the proprietary rights of other holders of patents covering essential aspects of MPEG-2 technology that were incorporated into our former PC products.

     o    Another  group  of  companies  formed  a  consortium  known  as  DVD6C
          (formerly DVD Patent License Program) to enforce the proprietary rights of other holders of patents covering essential aspects of DVD technology that were incorporated into our former PC products.

     o Another consortium of companies, commonly known as 3C, notified a number of DVD product manufacturers that the members of the consortium hold patents that are essential to DVD technology, and have requested that such companies pay license royalties for the use of the technology covered by the 3C patents.

If MPEG LA, DVD6C, 3C or any other third party proves that our former digital media products infringe their proprietary rights, we may be required to pay substantial damages for such past infringement.

We may also be liable to some of our former customers for damages that they incur in connection with intellectual property claims. Some of our license agreements with former customers contain warranties of non-infringement and/or commitments to indemnify our former customers against liability arising from infringement of third-party intellectual property, which may include third-party intellectual property such as the patents held by members of MPEG LA, DVD6C, 3C and others. These commitments may require us to indemnify or pay damages to our former customers for all or a portion of any license fees or other damages, including attorneys' fees, that they are required to pay or agree to pay to these or other third parties. We have received notices of up to an aggregate of $6.5 million asserting rights under the indemnification provisions and warranty provisions of our license agreements from several of our former digital media products customers. We may be required to pay substantial damages with respect to such indemnification assertions, which could have a material adverse effect on our business, financial condition or results of operations.

OUR BUSINESS IS SUBJECT TO RISKS FROM INTERNATIONAL OPERATIONS SUCH AS LEGAL UNCERTAINTY, TARIFFS AND TRADE BARRIERS AND POLITICAL AND ECONOMIC INSTABILITY.

We conduct business in a number of different countries. We sell products in numerous countries outside of the United States, including Japan, France, Switzerland, Germany, the Netherlands and other countries in Europe, Asia and Latin America. Our operations outside the United States include facilities located in France. For both the three and nine months ended September 30, 2004, we derived approximately 62% of our revenues from sales to foreign companies. We anticipate that revenues from international operations will continue to represent a significant portion of our revenues. As a result, we are subject to risks associated with selling and operating in foreign countries. For example, some of our contracts with foreign customers are denominated in foreign currencies. We do not currently hedge against the risk of such transactions and as a result, we face a risk of loss related to possible fluctuations in currency exchange rates.

Our geographic diversity requires significant management attention and financial resources in order to develop our international sales, support and distribution channels. We may not be able to maintain international market demand for our products. Our business could be adversely impacted if we are unable to successfully launch our DRM products into our international operations.

Additional risks related to selling and operating in foreign countries include, among others:

     o    legal uncertainty regarding liability;
     o    language barriers in business discussions;
     o cultural differences in the negotiation of contracts and conflict resolution;
     o    time zone differences;
     o    reduced protection for intellectual property rights in some countries;
     o    differing labor regulations;
     o    tariffs, trade barriers and other regulatory barriers;
     o    problems in collecting accounts receivable;
     o    political and economic instability;
     o    changes in diplomatic and trade relationships;
     o    seasonal reductions in business activity;
     o    potentially adverse tax consequences;
     o    complexity and unexpected changes in local laws and regulations;
     o    greater difficulty in staffing and managing foreign operations; and
     o    increased financial accounting and reporting burdens and complexities.

WE ARE SUBJECT TO CONDITIONS ATTACHED TO GOVERNMENTAL GRANTS WE RECEIVED IN ISRAEL.

Prior to being acquired by us in December 2001, eMation received grants in Israel from the Office of the Chief Scientist of Israel's Ministry of Industry and Trade, or OCS, in the aggregate amount of $1.8 million to fund the development of our Axeda Supervisor product. We have paid royalties to the OCS in the aggregate amount of $1.4 million. As of September 30, 2004, the remaining $0.4 million of principal liability is accrued in accrued expenses. We are obligated to pay royalties of 3.0% to 3.5% of revenues derived from sales of products funded through grants received from the OCS, up to a maximum of the total amount of the grants received. The terms of the OCS grants require that we manufacture our products that are developed with such grants in Israel. In addition, we may not transfer the technology developed pursuant to the terms of these grants to third parties without the prior approval of a governmental committee.

Additionally, prior to being acquired by us in December 2001, eMation received grants from the Israeli Government through the Fund for the Encouragement of Marketing Activities, or Marketing Fund, in the aggregate amount of $1.2 million and royalties in the aggregate amount of $0.6 million have been repaid. As of September 30, 2004, $0.4 million of the remaining potential $0.6 million of principal liability is accrued in other current liabilities. We are obligated to pay royalties of 4.0% of revenues derived from sales of products that result from grants received through the Marketing Fund, up to a maximum of the total amount of the grants received.

BECAUSE OF THEIR SIGNIFICANT STOCK OWNERSHIP, OUR OFFICERS AND DIRECTORS CAN EXERT SIGNIFICANT INFLUENCE OVER OUR FUTURE DIRECTION.

As of September 30, 2004, our executive officers, directors and entities affiliated with them, in the aggregate, beneficially owned approximately 4.1 million shares, or approximately 13%, of our outstanding common stock. Assuming the exercise of all stock options exercisable by them within 60 days of September 30, 2004, they would have, in the aggregate, beneficially owned approximately 6.0 million shares, or approximately 18%, of our outstanding common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors, the approval of mergers or other business combination transactions or a sale of all or substantially all of our assets.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAKE CHANGES OF CONTROL DIFFICULT EVEN IF THEY WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

Our board of directors has the authority without any further vote or action on the part of our stockholders to issue up to 5 million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of our common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

Our certificate of incorporation and by-laws include provisions that may have the effect of deterring an unsolicited offer to purchase our stock. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving us. Furthermore, our board of directors is divided into three classes, only one of which is elected each year. Directors are only capable of being removed by the affirmative vote of 66 2/3% or greater of all classes of voting stock. These factors may further delay or prevent a change of control.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THE INTERNET-RELATED PRODUCTS AND SERVICES MARKET.

Our DRM solutions communicate through public and private networks over the Internet. The success of our products may depend, in part, on our ability to continue developing products that are compatible with the Internet.

Critical issues concerning the commercial use of the Internet, including security, privacy, demand, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality of our products. If these critical issues are not favorably resolved, our business, financial condition or results of operations could be adversely affected.

OUR BUSINESS IS SUBJECT TO CHANGES IN FINANCIAL ACCOUNTING STANDARDS, WHICH MAY AFFECT OUR REPORTED REVENUE OR THE WAY WE CONDUCT BUSINESS.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP. GAAP are subject to interpretation by the Financial Accounting Standards Board, the American
Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies appointed by these organizations to interpret existing rules and create new accounting policies.

                         Risks Relating to the Offering

WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE.

The  market  price  of  our  common  stock  could  be  subject  to   significant
fluctuations. Among the factors that could affect our stock price are:

     o    quarterly variations in our operating results;

     o changes in revenue or earnings estimates or publication of research reports by analysts;

     o    failure to meet revenue or earnings estimates;

     o    speculation in the press or investment community;

     o strategic actions by us or our competitors, such as acquisitions or restructurings;

     o    actions by institutional stockholders;

     o    general market conditions; and

     o    domestic  and   international   economic  factors   unrelated  to  our
          performance.

The stock markets in general, and the markets for technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, we cannot assure you that you will be able to resell your shares at any particular price, or at all.

SHARES ELIGIBLE FOR SALE IN THE FUTURE COULD NEGATIVELY AFFECT OUR STOCK PRICE.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of September 30, 2004, we had outstanding 32,531,856 shares of common stock of which 17,868,269 shares are freely tradable. The remaining 14,663,587 shares of common stock outstanding are "restricted securities" as defined in Rule 144. These shares include a total of 13,473,147 shares held by our "affiliates" (as that term is defined in Rule 144). These restricted securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

As of September 30, 2004, there were an aggregate of 8,305,319 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 5,609,100 shares issuable upon exercise of options outstanding under our option plans and 2,696,219 shares of common stock issuable upon exercise of outstanding warrants. We may register additional shares in the future in connection with acquisitions, compensation plans or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. Of the 13,003,515 shares of common stock covered by this prospectus, 2,500,000 are, prior to their resale pursuant to this prospectus, issuable upon exercise of the Warrant. The number of shares issuable upon exercise of the Warrant and the exercise price thereof is subject to adjustment for stock splits and similar transactions. We may receive the exercise price upon exercise of the Warrant, which is initially $0.53 per share, or $1,325,000 in the aggregate. The Warrant also has a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the Warrant without paying the exercise price in cash. To the extent we receive any cash upon any exercise of the Warrant, we expect to use that cash for general corporate purposes.

                              SELLING STOCKHOLDERS

On October 5, 2004, we issued a secured convertible term note, or the Note, in the principal amount of $4,500,000 and a warrant, or the Warrant, to purchase 2,500,000 shares of our common stock to Laurus. The Note accrues interest at the prime rate plus 2% per year (6.75% as of October 5, 2004). The principal and interest on the Note are convertible into shares of our common stock at an initial conversion price of $0.48 per share. The conversion price of the Note is subject to adjustment for stock splits and similar transactions. In addition, the conversion price is subject to adjustment on a weighted average basis in the event of certain dilutive financings, subject to customary exceptions. The principal amount of the Note is currently convertible into 9,375,000 shares of our common stock. The interest portion of the Note is convertible into 1,128,515 shares of our common stock, assuming a weighted average interest rate of 6.75% over the term of the Note. The Warrant is exercisable for five years at an exercise price of $0.53 per share. The number of shares issuable upon exercise of the Warrant and the exercise price thereof is subject to adjustment for stock splits and similar transactions. The Warrant also has a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the Warrant without paying the exercise price in cash. To the extent we receive any cash upon any exercise of the Warrant, we expect to use that cash for general corporate purposes. The gross proceeds from the financing were reduced by placement fees and legal and accounting fees of approximately $600,000.

There are a number of limitations on Laurus' ability to convert the Note and exercise the Warrant. These limitations include:

     o Laurus may not convert the Note or exercise the Warrant for a number of shares that would cause all shares then held by Laurus to exceed 4.99% of our outstanding shares of common stock unless there has been an event of default or Laurus provides us with 75 days prior notice.

     o Laurus has also agreed that it will not convert the Note or exercise the Warrant for more than 6,491,440 shares of common stock at a weighted average exercise price of below $0.47 unless the issuance of the shares has been approved by our stockholders.

     o Finally, Laurus agreed that it would not convert the Note and exercise the Warrant for more than 8,202,012 shares of common stock until our stockholders approved an increase in our authorized number of shares of common stock.

At our annual meeting of stockholders held on December 30, 2004, our stockholders approved an increase in our authorized number of shares of common stock. We also entered into a Registration Rights Agreement with Laurus pursuant to which we are obligated to file a registration statement on Form S-3 for the resale of the shares issuable upon conversion of the Note and exercise of the Warrant. We agreed to use reasonable commercial efforts to cause any registration statement filed pursuant to the registration rights agreement to become effective as soon as practicable, but in no event later than 100 days after the closing. If the registration statement is not timely filed, or declared effective within the time frame described, if the registration is suspended other than as permitted in the Registration Rights Agreement, or if our common stock is not listed for three consecutive trading days, we are obligated to pay Laurus additional cash fees. The cash fees are 1.5% of the original principal amount of the Note for each 30 day period in which we fail to take these actions.

We are registering the shares of our common stock covered by this prospectus on behalf of the selling stockholder named in the table below. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock as of January 7, 2005 by the selling stockholder. The number of shares in the column "Number of Shares Being Offered" represents all of the shares of our common stock that the selling stockholder may offer under this prospectus. The number of shares in the column "Shares Beneficially Owned After Offering" assumes that the selling stockholder sells all of its shares of our common stock covered by this prospectus. The selling stockholder may sell some, all or none of its shares of our common stock. We do not know when the selling stockholder will acquire the shares upon conversion of the Note or exercise of the Warrant or how long the selling stockholder will hold the shares of our common stock before selling them. We currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of our common stock. The selling stockholder has not had a material relationship with us or any of our predecessors or affiliates in the past three years. The information in the table below is current only as of the date of this prospectus.

         In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act (except that we have assumed that the selling stockholder beneficially owns all of the shares issuable upon conversion of the principal and interest on the Note and exercise of the Warrant regardless of whether the shares are issuable within 60 days of January 7, 2005), and this information does not necessarily indicate beneficial ownership for any other purpose. Except as otherwise indicated in the footnotes below, we believe that the selling stockholder named in this table has sole voting and investment power over the shares of our common stock indicated. In determining the number of shares of our common stock beneficially owned by the selling stockholder and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person. Applicable percentages are based on 32,580,538 shares of our common stock outstanding on January 7, 2005.



                                   Number of
                                   Shares
                                   Beneficially      Number of        Shares Beneficially
                                    Owned            Shares           Owned After Offering
                                   Before              Being           -----------------------
Name                               Offering         Offered (1)          Number        Percentage
----                               --------         -----------          ------        ----------

Laurus Master Fund, Ltd. (2) .... 13,003,515         13,003,515             -               *

 * Less than 1%.

(1) Includes all shares issuable upon conversion of the principal and interest to become due on the Note and shares issuable upon exercise of the Warrant. The selling stockholder has contractually agreed to restrict its ability to convert the Note or exercise the Warrant and receive shares of our common stock such that all shares then held by Laurus will not exceed 4.99% of our outstanding shares of common stock unless there has been an event of default or Laurus provides us with 75 days prior notice. Laurus has also agreed that it will not convert the Note or exercise the Warrant for more than 6,491,440 shares of common stock at a weighted average exercise price of below $0.47 unless the issuance of the shares at such price has been approved by our stockholders. Finally, Laurus agreed that it would not convert the Note and exercise the Warrant for more than 8,202,012 shares of common stock until our stockholders approved an increase in our authorized number of shares of common stock. We covenanted that we would promptly call a stockholders meeting to solicit approval of an increase in the number of shares of our common stock authorized for issuance. At our annual meeting of stockholders held on December 30, 2004, our stockholders approved an increase in our authorized number of shares of common stock. We also covenanted that we would promptly call a stockholders meeting to solicit approval of the issuance of more than 6,491,440 shares of common stock at a price of less than $0.47 per share, prior to our issuing such shares at such lower price.

(2) Laurus Master Fund, Ltd. is an institutional fund specializing in providing financing to small capitalization publicly traded companies. Control of all investment decisions is vested with its investment manager, Laurus Capital Management, L.L.C. The principals of Laurus Capital Management are David Grin and Eugene Grin. By virtue of their positions as directors of Laurus Capital Management, Messrs. Grin exercise voting control over the shares of our common stock owned by Laurus Master Fund.

                              PLAN OF DISTRIBUTION

The shares of our common stock covered by this prospectus are being offered on behalf of the selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus. Upon the exercise of the Warrant by payment of cash, however, we will receive the exercise price of the Warrant, which is initially $0.53 per share. The Warrant also has a cashless exercise provision that allows the holder to receive shares of common stock equal to the value of the Warrant without paying the exercise price in cash. To the extent we receive any cash upon any exercise of the Warrant, we expect to use that cash for general corporate purposes. The shares of our common stock may be sold from time to time by the selling stockholder directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

The sale of the shares of our common stock may be effected in one or more of, or a combination of, the following methods, to the extent permitted by applicable law:

     o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The NASDAQ SmallCap Market;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services in the over-the-counter market;

     o through the writing of options, whether the options are listed on an option exchange or otherwise;

     o    through the settlement of short sales; or

     o    any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition, the selling stockholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder covenanted that neither it nor any of its affiliates or investment partners would, or would cause any other person, to directly engage in "short sales" as long as any portion of the Note is outstanding. The selling stockholder or its successors in interest may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery by such broker-dealers or financial institutions of the shares of our common stock, which shares may be resold thereafter pursuant to this prospectus.

The selling stockholder or its successors in interest may from time to time pledge or grant a security interest in some or all of the shares of our common stock and, if the selling stockholder defaults in the performance of its secured obligation, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers of the shares of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling stockholder and any broker-dealers who act in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholder against specified liabilities, including specified liabilities under the Securities Act, and the selling stockholder has agreed to indemnify us against specified liabilities in connection with the offering of the shares, including liabilities under the Securities Act. We also have agreed to maintain the effectiveness of this registration statement, subject to certain exceptions, until the earlier of the date on which all shares covered by the registration statement of which this prospectus is a part have been sold or otherwise disposed of pursuant to this prospectus or the date on which the shares may be immediately resold by the selling stockholder and its affiliates without registration under the Securities Act or pursuant to Rule 144. The selling stockholder may sell all, some or none of the shares offered by this prospectus.

                                  LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by O'Melveny & Myers LLP, Menlo Park, California.

                                     EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Axeda Systems Inc. and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the consolidated financial statements and the related consolidated financial statement schedule refer to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

                           FORWARD-LOOKING STATEMENTS

This registration statement contains certain "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and variations of such words and other similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors described more fully under the heading "Risk Factors" on page 5 of this registration statement and elsewhere in this registration statement.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements set forth above. Investors are cautioned not to place undue reliance on forward-looking statements contained herein, which relate only to events as of the date on which the statements are made. Except for filings which are made prior to the termination of this offering and are incorporated by reference, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Axeda, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings, including this registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. In addition, our common stock is listed on The NASDAQ SmallCap Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about Axeda and our common stock:

     o our annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2003;

     o our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

     o our current reports on Form 8-K dated June 30, 2004, August 3, 2004, August 26, 2004, October 5, 2004, November 26, 2004, December 14, 2004
          December 30, 2004 and January 7, 2005; and

     o the description of our common stock contained in our registration statement on Form 8-A filed on June 7, 1999, including any amendment or report filed for the purpose of updating such description.

We incorporate by reference into this registration statement any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. This means that we can disclose important business, financial and other information in this registration statement by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this registration statement, unless and until that information is updated and superseded by the information contained in this registration statement or any information later incorporated. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this registration statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Investor Relations, Axeda Systems Inc., 21 Oxford Road, Mansfield, MA 02048,
(508) 337-9200.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

We are not incorporating by reference any documents that are not deemed filed with the SEC, including any information furnished pursuant to Items 9 or 12 of Form 8-K prior to August 23, 2004 and any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K after August 23, 2004.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                13,003,515 Shares

                               Axeda Systems Inc.

                                  Common Stock


                                   Prospectus





                                January 12, 2005